EXHIBIT 10.3

                     [SPURLOCK INDUSTRIES, INC. LETTERHEAD]







March 4, 1998

Mr. John "Jack" Fitzgerald, Jr.
405 North College Drive
Franklin, Virginia 23851

Dear Jack,

Thank you very much for making time available for another discussion. A conversation with you is always a pleasure. Thank you also for taking time to visit with Glen Whitwer.

We are prepared to offer you the position of Director of Marketing for Spurlock Adhesives, Inc., head quartered in Waverly, Virginia. The position reports directly to me will be responsible for the sales and marketing functions for all three divisions. The Divisional Sales Managers will report functionally to you. This offer of employment as outlined below presumes a start date of April 1, 1998.

Your base salary will be $83,000 per annum, paid weekly. Coincident with your first paid weekly salary, you will receive a one time gross payment of Five Thousand Dollars ($5,000), as partial compensation toward your loss of vacation pay from your current employer. You will be entitled to participate in all existing employee benefit programs including, but not limited to, group health insurance coverage and the company 401K plan. If the ninety day wait can be waived, you insurance coverage will begin immediately, if not, the Company will reimburse you for COBRA payments which you are required to make during the wait period. Your initial participation date in the 401K plan will be January 1, 1999. You will be entitled to three weeks vacation after the first year of employment and eligible immediately for stock options when available. While I cannot be specific relative to options, there is a qualified stock option plan in place which is administered by the Audit Committee. You will receive maximum consideration. You will be provided with a company vehicle for use in carrying out your responsibilities. Fuel for personal mileage will be your responsibility, in addition to, the payment of any income taxes due, which results from personal use of the vehicle. Lastly, in the event that the Company elects to terminate your employment, you will be entitled to continuation of salary and benefits for six months beyond the date of termination, with the exception of the use of the company vehicle. The vehicle will be surrendered on the date of termination.


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On a more  positive  note,  we believe  strongly  that you will bring  desirable skills and experience to our company which will result in a mutually beneficial relationship and we all look forward to working with you. Please acknowledge your acceptance of this offer in the space provided below.

Sincerely Yours,                      Acknowledged and accepted by:

/s/ Phillip S. Sumpter
                                      /s/ John Fitzgerald, Jr.      Date  3-4-98
Phillip S. Sumpter                    ------------------------------      ------
Chairman & CEO                        John Fitzgerald, Jr.